Exhibit (g)(3)

ADVISORY AGREEMENT

BY AND BETWEEN

NRESF REIT SUB, LLC

AND

NEXPOINT ADVISORS, L.P.

i

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of July 8, 2016, is entered into by and between NRESF REIT Sub, LLC, a Delaware limited liability company (the “Company”) and NexPoint Advisors, L.P., a Delaware limited partnership (the “Advisor”).

RECITALS

A. The Company is a Delaware limited liability company created in accordance with Delaware law that intends to elect to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

B. The Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

C. The Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of the Advisor and its Affiliates and to have the Advisor undertake the duties and responsibilities set forth in this Agreement, on behalf of, and subject to the supervision of NexPoint Real Estate Strategies Fund, the manager of the Company, (the “Manager”), all as provided in this Agreement.

D. The Advisor is willing to render such services, subject to the supervision of the Manager, on the terms and conditions set forth in this Agreement.

E. The Manager has approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions set forth below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Administrative Fee” means an annual fee, payable monthly, in an amount equal to 0.20% of the Average Real Estate Assets, determined in accordance with Section 9(b).

“Advisor” means NexPoint Advisors, L.P., a Delaware limited partnership.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (ii) any executive officer, director, trustee or general partner of such other Person; and (iii) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Average Real Estate Assets” means the average of the aggregate book value of Real Estate Assets before reserves for depreciation or other non-cash reserves, computed by taking the average of the book values of Real Estate Assets at the end of each month (or partial month) (i) for which any fee under this Agreement is calculated or (ii) during the year for which any Expense reimbursement under this Agreement is calculated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Highland” means Highland Capital Management, L.P., a Delaware limited partnership.

“Investment Guidelines” means the investment guidelines and other investment parameters for Investments, financing activities and other operations established from time to time by the Manager.

“Investments” means any investments by the Company in Real Estate Assets or any other asset.

“Joint Ventures” means any joint venture or partnership arrangements in which the Company or any of its subsidiaries is a co-venturer, member or partner, which are established to own Investments.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Management Fee” means an annual fee, payable monthly, in an amount equal to 1.00% of the Average Real Estate Assets, determined in accordance with Section 9(b).

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, as hereafter amended from time to time.

“Operating Expenses” means all out-of-pocket expenses of the Advisor in performing services for the Company, including the expenses incurred by the Advisor in connection with any provision by the Advisor of legal, accounting, financial and due diligence services performed by the Advisor that outside professionals or outside consultants would otherwise perform. Operating Expenses also include the Company’s pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Advisor required for the Company’s operations. Operating Expenses do not include expenses for the administrative services described on Exhibit A to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

“Real Estate Assets” means any investment by the Company (including, without limitation, reserves for capital expenditures) in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly, through a direct or indirect subsidiary of the Company through a Joint Venture.

“Real Property” means real property owned from time to time by the Company, either directly, through a direct or indirect subsidiary of the Company or through a Joint Venture, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only, (iv) real estate-related securities (including preferred stock), mortgage, bridge or mezzanine loans, or (v) such investments the Manager or the Advisor designate as Real Property to the extent such investments could be classified as Real Property.

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Shares” means the shares of the Company’s membership interests, including common shares and preferred shares, and shares of such classes or series as established by the Manager and having such different distribution, liquidation, voting and other rights as the Manager may specify in amendments to the Operating Agreement.

“Stockholders” means the holders of the Shares.

2. Appointment. The Company hereby appoints the Advisor to serve as its advisor to perform the services set forth herein on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Duties of the Advisor. The Advisor, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Manager and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Advisor hereby. The Advisor will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(a) serve as the Company’s investment and financial advisor;

(b) provide the daily management for the Company and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company, including the administrative services described on Exhibit A to this Agreement;

(c) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company with any of the foregoing;

(d) consult with the officers and the Manager and assist the Manager in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Manager with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(e) subject to the provisions of Section 4 hereof, (i) participate in formulating an investment strategy and asset allocation framework, (ii) locate, analyze and select potential Investments, (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Manager and make Investments on behalf of the Company in compliance with the investment objectives and policies of the Company; (v) negotiate the terms of and arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) negotiate and enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives and reviewing and analyzing financial information for each of the Investments and the overall portfolio; (viii) select Joint Venture partners, structure and negotiate corresponding agreements and oversee and monitor these relationships; (ix) engage, oversee, supervise and evaluate property managers who perform services for the Company; (x) engage, oversee, supervise and evaluate Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; and (xi) manage accounting and other record-keeping functions for the Company, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company;

(f) upon request, but no less than quarterly, provide the Manager with periodic reports regarding prospective investments;

(g) negotiate the terms of and make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Manager;

(h) within the discretionary limits and authority as granted by the Manager, negotiate on behalf of the Company with banks or other lenders for Loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company, but in no event in such a manner so that the Advisor shall be acting as broker-dealer or underwriter; provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(i) at least quarterly, and at any other time reasonably requested by the Manager, obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company;

(j) at least quarterly, and at any other time reasonably requested by the Manager, make reports to the Manager of its performance of services to the Company under this Agreement (including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates), the composition and characteristics of the Company’s portfolio, and compliance with the Company’s Investment Guidelines and other policies approved from time to time by the Manager;

(k) provide the Company with all necessary cash management services;

(l) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Manager;

(m) notify the Manager of all proposed transactions outside of the Advisor’s delegated authority before they are completed and obtain Manager approval of same;

(n) negotiate and effect any private placement of limited partnership interests, tenancy-in-common (TIC) or other interests in Investments as may be approved by the Manager;

(o) render such services as may be reasonably determined by the Manager consistent with the terms and conditions herein;

(p) maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the Internal Revenue Service and other regulatory agencies;

(q) do all things necessary to assure its ability to render the services described in this Agreement;

(r) advise the Company regarding the maintenance of the Company’s qualification as a REIT and monitor the Company’s compliance with the various REIT qualification requirements and other rules set forth in the Code and any applicable treasury regulations promulgated under the Code, as amended from time to time, and use its commercially reasonable efforts to cause the Company to maintain its qualification as a REIT for U.S. federal income tax purposes;

(s) advise the Company regarding the maintenance of its exemption from the status of an investment company required to register under the 1940 Act, and monitor compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause it to maintain such exemption from such status;

(t) assist the Company in qualifying to do business in all applicable jurisdictions in which the Company or its subsidiaries do business, and ensure that the Company and its subsidiaries obtain and maintain all applicable licenses;

(u) assist the Company in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

(v) if requested by the Company, provide, or cause another qualified third party to provide, such internal audit, compliance and control services as may be requested;

(w) handle and resolve on behalf of the Company (including its subsidiaries) all routine claims, disputes or controversies, including all routine litigation, arbitration, settlement or other proceedings or negotiations, in which the Company or its subsidiaries may be involved or to which they may become subject, subject to such limitations or parameters as may be imposed from time to time by the Manager; and

(x) use commercially reasonable efforts to cause the Company and its subsidiaries to comply with all applicable laws.

4. Authority of Advisor.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 8), and subject to the continuing and exclusive authority of the Manager over the management of the Company, the Company, acting on the authority of the Manager, hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b) For the period and on the terms and conditions set forth in this Agreement, the Company hereby constitutes, appoints and authorizes the Advisor as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into agreements, instruments and authorizations on their behalf, on such terms and conditions as the Advisor, acting in its sole and absolute discretion, deems necessary or appropriate (subject to any limitations imposed by the Manager). This power of attorney is deemed to be coupled with an interest.

5. No Partnership or Joint Venture. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

6. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, consistent with the authority granted under Section 4 and in such other circumstances as the Manager may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall upon request render appropriate accountings of such collections and payments to the Manager and to the auditors of the Company.

7. Records; Access; Confidentiality. The Advisor shall maintain appropriate books of accounts and records of all its activities hereunder and make such records available for inspection by the Manager and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Advisor shall at all reasonable times have access to the books and records of the Company. The Advisor shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Manager, (ii) to legal counsel, accountants or other professional advisors or consultants engaged by the Company, (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business, (iv) to governmental officials having jurisdiction over the Company (including its subsidiaries, if any), (v) in connection with any governmental or regulatory filings of the Company or its subsidiaries, if any, or disclosure or presentations to Company investors, (vi) as required by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party, or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Advisor not resulting from Advisor’s violation of this Section 7. The confidentiality provisions of this Section 7 shall survive for a period of one year after the expiration or earlier termination of this Agreement.

8. Limitations on Activities. Notwithstanding anything herein to the contrary, the Advisor shall not intentionally or with gross negligence, reckless disregard or bad faith take any action that, would (a) adversely affect the maintenance of the Company’s qualification as a REIT under the Code, unless the Manager has determined that the maintenance of the Company’s REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the 1940 Act, (c) be contrary to or inconsistent with the Company’s Investment Guidelines or (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Operating Agreement, except if such action shall be ordered by the Manager, in which case the Advisor shall notify promptly the Manager of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Manager. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Manager so given. The Advisor shall comply in all material respects with all applicable law and regulations, including, without limitation, applicable provisions of the Advisers Act and the regulations promulgated thereunder.

9. Compensation.

(a) During the term hereof, as the same may be extended from time to time, the Company shall pay the Advisor the Administrative Fee and the Management Fee. The Advisor shall compute each installment of the Administrative Fee and the Management Fee as promptly as possible after the end of the month with respect to which such installment is payable. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. A copy of the computations made by the Advisor to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Manager. The Administrative Fee and the Management Fee shall be paid in cash.

(b) The Adviser may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.

(c) Fees paid to the Advisor by the Company will be offset against fees otherwise payable by NexPoint Real Estate Strategies Fund to the Advisor, such that shareholders of NexPoint Real Estate Strategies Fund will only be subject to one layer of fees to the Advisor.

10. Expenses.

(a) In addition to the compensation paid to the Advisor pursuant to Section 9, the Company shall pay directly or reimburse the Advisor for all of the documented Operating Expenses (“Expenses”) paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company pursuant to this Agreement. Any Expenses payable by the Company or reimbursable to the Advisor pursuant to this Agreement shall not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Reimbursement of Operating Expenses under this Section 10, plus Administrative Fees and Management Fees under Section 9, may not exceed 1.5% of Average Real Estate Assets for any calendar year or portion thereof, provided, however, that this limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of Real Estate Assets.

(b) The Advisor shall prepare a statement documenting all Expenses incurred during each month, and shall deliver such statement to the Company within 15 business days after the end of each month. Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed no later than the 15th business day immediately following the date of delivery of such statement of Expenses to the Company.

11. Other Services. Should the Manager request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Advisor and the Manager, subject to the limitations contained in the Operating Agreement, and shall not be deemed to be services pursuant to the terms of this Agreement.

12. Other Activities of the Advisor. Except as set forth in this Section 12, nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Highland or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services; provided, however, that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Manager acknowledges that the Advisor and its Affiliates are subject to various conflicts of interest, including without limitation, those set forth in the Advisor’s Form ADV. The Advisor shall report to the Manager the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or is reasonably likely to create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

13. Term and Termination.

(a) Term/Renewal. Subject to Section 13(b) hereof, this Agreement shall remain in effect for one year from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Manager, which is controlled by its board of trustees that is comprised of a majority of trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) (“Independent Trustees”) or by the vote of a majority of the outstanding voting securities of the Manager and (ii) the vote of a majority of the Manager’s Independent Trustees, in accordance with the requirements of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Manager, which is controlled by a board of trustees that is comprised of a majority of Independent Trustees, upon 60 days’ written notice to the Advisor, (i) upon the vote of a majority of the outstanding voting securities of the Manager, or (ii) by the vote of the Manager’s Independent Trustees, or (b) by the Advisor upon 60 days’ written notice to the Manager. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the provisions of this Agreement that provide for payment to the Advisor of expenses, fees or other compensation following the date of termination shall continue in full force and effect until all amounts payable thereunder to the Advisor are paid in full. The provisions of Sections 7, 8, 14, 15, 16, 18, 21, 22, 23, 24 and 25 shall survive the termination of this Agreement.

14. Payments and Duties Upon Termination.

(a) Amounts Owed. After the Effective Termination Date, the Advisor shall be entitled to receive from the Company within 30 days after the effective date of such termination all amounts then accrued and owing to the Advisor.

(b) Advisor’s Duties. The Advisor shall promptly upon termination of this Agreement:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Manager a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Manager;

(iii) deliver to the Manager all assets, including all Investments, and documents of the Company then in the custody of the Advisor; and

(iv) reasonably cooperate with the Company to provide an orderly management transition.

15. Limitation of Liability, Exculpation and Indemnification by the Company.

(a) Whether or not expressly provided in this Agreement, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Advisor or any of its respective Affiliates and their respective partners, members, officers, directors, employees and agents (including parties acting as agents for the execution of transactions) (each, a “Covered Person” and collectively, “Covered Persons”) shall be subject to the provisions of this Section.

(b) To the fullest extent permitted by law, no Covered Person shall be liable to the Company (including but not limited to (i) any act or omission by any Covered Person in connection with the conduct of the business of the Company that is determined by such Covered Person in good faith to be in or not opposed to the best interests of the Company, (ii) any act or omission by any Covered Person based on the suggestions of any professional advisor of the Company whom such Covered Person believes is authorized to make such suggestions on behalf of the Company, (iii) any act or omission by the Company, or (iv) any mistake, negligence, misconduct or bad faith of any broker or other agent of the Company selected by the Covered Person with reasonable care), unless any act or omission by such Covered Person constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration proceeding of competent jurisdiction).

(c) A Covered Person may consult with legal counsel or accountants selected by such Covered Person and any act or omission by such Covered Person on behalf of the Company or in furtherance of the business of the Company in good faith in reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and such Covered Person shall be fully protected in so acting or omitting to act if the counsel or accountants were selected with reasonable care.

(d) To the fullest extent permitted by law, the Company shall indemnify and save harmless Covered Persons, from and against any and all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Covered Person and arise out of or in connection with the business or investments of the Company, or the performance by the Covered Person of its responsibilities hereunder, provided that the Covered Person shall not be entitled to indemnification hereunder to the extent the Covered Person’s conduct constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration proceeding of competent jurisdiction). The termination of any proceeding by settlement, judgment, order or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties.

(e) Expenses incurred by a Covered Person in defense or settlement of any claim that shall be subject to a right of indemnification hereunder, shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that the Covered Person is not entitled to be indemnified hereunder.

(f) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which the Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the Covered Person’s successors, assigns and legal representatives.

(g) The provisions of this Section are expressly intended to confer benefits upon Covered Persons and such provisions shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

(h) No Covered Person shall be liable hereunder for any settlement of any action or claim effected without its written consent thereto.

16. Indemnification by the Advisor.

(a) The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor’s misconduct or negligence. The Advisor shall not be held responsible for any action of the Manager in following or declining to follow any advice or recommendation given by the Advisor.

(b) Notwithstanding anything in this Agreement to the contrary, the aggregate maximum amount that the Advisor may be liable to the Company pursuant to this Agreement shall, to the extent not prohibited by law, never exceed the amount of the Management Fees received by the Advisor under this Agreement prior to the date that the acts or omissions giving rise to a claim for indemnification or liability shall have occurred. In no event shall the Advisor be liable for special, exemplary, punitive, indirect, or consequential loss, or damage of any kind whatsoever, including without limitation lost profits. The foregoing limitations shall not apply to the extent such damages are determined in a final binding non-appealable court or arbitration proceeding to result from the bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties of the Advisor.

(c) The provisions of this Section are expressly intended to confer benefits upon the Company and such provisions shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

17. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Operating Agreement or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:	NRESF REIT Sub, LLC
300 Crescent Court
Suite 700
Dallas, Texas 75201
Attention: Brian Mitts

with a copy to:

Morris, Manning & Martin, LLP
1401 Eye Street, NW, Suite 600
Washington, DC 20005
Attention: Owen J. Pinkerton

To the Advisor:	NexPoint Advisors, L.P.
300 Crescent Court
Suite 700
Dallas, Texas 75201
Attention: Brian Mitts

with a copy to:

Highland Capital Management, L.P.
300 Crescent Court
Suite 700
Dallas, Texas 75201
Attention: Thomas Surgent

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 17.

18. Modification. This Agreement shall not be amended, supplemented, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

19. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

20. Governing Law; Arbitration. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware as at the time in effect, without regard to the principles of conflicts of laws thereof. In the event there is an unresolved legal dispute between the parties and/or any of their respective officers, directors, partners, employees, agents, Affiliates or other representatives that involves legal rights or remedies arising from this Agreement, the parties agree to submit their dispute to binding arbitration under the authority of the Federal Arbitration Act; provided, however, that Highland or such applicable Affiliate thereof may pursue a temporary restraining order and/or preliminary injunctive relief in connection with any confidentiality covenants or agreements binding on the other party, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. The arbitration will be conducted by the American Arbitration Association, or another, mutually agreeable arbitration service. A panel of three arbitrators will preside over the arbitration and will together deliberate, decided and issue the final award. The arbitrators shall be duly licensed to practice law in the State of Texas. The discovery process shall be limited to the following: Each side shall be permitted no more than (i) two party depositions of six hours each (Each deposition is to be taken pursuant to the Texas Rules of Civil Procedure); (ii) one non-party deposition of six hours; (iii) twenty-five interrogatories; (iv) twenty-five requests for admission; (v) ten requests for production (In response, the producing party shall not be obligated to produce in excess of 5,000 total pages of documents. The total pages of documents shall include electronic documents); (vi) one request for disclosure pursuant to the Texas Rules of Civil Procedure. Any discovery not specifically provided for in this paragraph, whether to parties or non-parties, shall not be permitted. The arbitrators shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. The arbitrators will not have the authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrators have failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association’s dispute resolution rules or other mutually agreeable, arbitration service rules. The party initiating arbitration shall pay all arbitration costs and arbitrator’s fees, subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Dallas, Texas, or another mutually agreeable site. Each party shall bear its own attorneys’ fees, costs and expenses, including any costs of experts, witnesses and/or travel, subject to a final arbitration award on who should bear costs and fees. The duty to arbitrate described above shall survive the termination of this Agreement. Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

21. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

22. No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

24. Headings. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NRESF REIT SUB, LLC

By: NexPoint Real Estate Strategies Fund, its Manager

By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Vice President, CFO, PFO and PAO

NEXPOINT ADVISORS, L.P.

By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Executive Vice President

[Signature Page to Advisory Agreement]

EXHIBIT A

Description of Administration Services.

Advisor will perform the following administration services:

(i)	Prepare monthly transaction listings;

(ii)	Supply various normal and customary portfolio and Company statistical data as requested on an ongoing basis;

(iii)	Prepare for execution and file the Company’s Federal and state tax returns: prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(iv)	Coordinate contractual relationships and communications between the Company and its contractual service providers;

(v)	Prepare income and capital gain distributions;

(vi)	Prepare the quarterly and annual financial statements;

(vii)	Monitor the Company’s compliance with the Internal Revenue Code of 1986, as amended;

(viii)	Assist in obtaining directors’ and officers’/errors and omissions insurance policies for the Company, including evaluation of insurance carriers, recommending appropriate coverage levels and evaluating the costs thereof, as such policies are approved by the Company’s Manager;

(ix)	Maintain the Company’s calendar to assure compliance with various filing and Manager approval deadlines;

(x)	Furnish the Company office space in the offices of Advisor, or in such other place or places as may be agreed from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs of the Company;

(xi)	Perform clerical, bookkeeping and other administrative services not provided by the Company’s other service providers;

(xii)	Determine or oversee the determination of the Company’s Average Real Estate value in accordance with the Company’s policies as adopted from time to time by the Manager;

(xiii)	Oversee the maintenance by the Company’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Company and maintain (or oversee maintenance by such other persons as approved by the Manager) such other books and records required by law or for the proper operation of the Company;

(xiv)	Determine the amounts available for distribution as dividends and distributions to be paid by the Company to its shareholders; calculate, analyze and prepare a detailed income analysis and forecast future earnings for presentation to the Manager; prepare and arrange for dividend notices to shareholders, as applicable, and provide the Company’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Company’s dividend reinvestment plan, if any;

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(xv)	Serve as liaison between the Company and each of its service providers;

(xvi)	Assist in monitoring and tracking the daily cash flows of the individual assets of the Company, as well as security position data of portfolio investments; assist in resolving any identified discrepancies with the appropriate third party, including the Company’s custodian, administrative agents and other service providers, through various means including researching available data via agent notices, financial news and data services, and other sources;

(xvii)	Monitor compliance with leverage tests under the Company’s credit facility, if any, and communicate with leverage providers and rating agencies;

(xviii)	Coordinate negotiation and renewal of credit agreements for presentation to the Manager;

(xix)	Coordinate negotiations of agreements with counterparties and the Company’s custodian for derivatives and similar transactions, as applicable;

(xx)	Provide assistance with the closing of Real Estate Asset purchases and dispositions;

(xxi)	Coordinate and oversee the provision of legal services to the Company;

(xxii)	Cooperate with the Company’s independent registered public accounting firm in connection with audits and reviews of the Company’s financial statements, including interviews and other meetings, as necessary;

(xxiii)	Provide Secretary and any Assistant Secretaries, Treasurer and any Assistant Treasurers and other officers for the Company as requested;

(xxiv)	Develop or assist in developing guidelines and procedures to improve overall compliance by the Company;

(xxv)	Determine and monitor expense accruals for the Company;

(xxvi)	Authorize expenditures and approve bills for payment on behalf of the Company;

(xxvii)	Exercise or procure the exercise of any rights of the Company with respect to any class action proceedings or other legal action concerning investments of the Company;

(xxviii)	Prepare such reports as the Manager of the Company may request from time to time; and

(xxix)	Perform such additional administrative duties relating to the administration of the Company as may subsequently be agreed upon in writing between the Company and Advisor.

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